SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.         )
                                           --------

Filed  by  the  Registrant                            /X/
Filed  by  a  party  other  than  the  Registrant     / /

Check  the  appropriate  box:

/ /   Preliminary  Proxy  Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /   Definitive  Proxy  Statement
/X/   Definitive  Additional  Materials
/ /   Soliciting  Material  Pursuant  to  Rule  14a-12


                            MERCER INTERNATIONAL INC.
                (Name of Registrant as Specified in its Charter)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

/X/   No  fee  required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title  of  each  class  of securities to which transaction applies:

      (2)  Aggregate  number  of  securities  to  which  transaction  applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed  maximum  aggregate  value  of  transaction:

      (5)  Total  fee  paid:

/ /   Fee  paid  previously  with  preliminary  materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount  Previously  Paid:

      (2)  Form,  Schedule  or  Registration  Statement  No.:

      (3)  Filing  Party:

      (4)  Date  Filed:


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                                   FOR:            MERCER INTERNATIONAL INC.

                                   APPROVED  BY:   Jimmy S.H. Lee
                                                   Chairman, Chief Executive
                                                   Officer & President
                                                   (41) 43 344-7070

FOR  IMMEDIATE  RELEASE
                                                   FD Morgen-Walke
                                                   Investors:  Eric Boyriven/
                                                               Paul Johnson
                                                  (212) 850-5600


            MERCER INTERNATIONAL INC. COMMENTS ON HEDGE FUND PROPOSAL

     NEW  YORK,  New  York,  June  24, 2003 - Mercer International Inc. (Nasdaq:
MERCS, TSX: MRI.U, Nasdaq-Europe: MERC GR) announced it has received notice that a hedge fund, Greenlight Capital Inc., has filed a preliminary proxy statement to nominate two persons to the Company's Board of Trustees at its annual shareholders' meeting scheduled for July 15, 2003.

     The Company stated that its Board and advisors will be reviewing the preliminary filing and will respond to it in detail shortly. Based on its initial review, the Company believes that the filing contains a number of inaccuracies.

     The Company further announced that as a result of the action of the hedge fund, its effort to complete a previously-announced private offering of approximately $65 million of convertible notes or equity based securities is currently being put on hold.

     Jimmy  Lee,  the  CEO  and  President  of  the  Company,  stated:

- * "Mercer's goal has always been to build long-term shareholder value. In recent years, the Company has undertaken significant actions to position Mercer as an efficient, low-cost producer, which management and the Board believe to be the proper strategy to generate value in a commodity marketplace where prices are subject wide fluctuations. Through a significant capital project we converted our Rosenthal mill into a competitive state-of-the art market kraft pulp mill. We are currently right in the middle of a two-year project to fundamentally transform our business by significantly increasing our assets, revenues and earnings potential through the construction of a new state-of-the art 552,000 tonne kraft pulp mill at a cost of approximately E1.0 billion near Stendal, Germany. Once the Stendal mill is completed, we will operate two of the most efficient and lowest cost global NBSK pulp facilities, almost triple our pulp production capacity and become one of the largest global market pulp producers."

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     He  further  stated:

     * "In connection with overall strategy, we have also implemented various concurrent measures to reflect the expansion of our business. On May 7, 2003, we announced engaging a new accounting firm, Deloitte & Touche LLP, to be nominated for appointment as auditor at our upcoming shareholders' meeting. We voluntarily adopted a company-wide Code of Ethics in advance of the prescribed time. We also engaged a leading investment bank to assist with our proposed offering of convertible notes to refinance the bridge loans incurred in connection with the Stendal project. Further, consistent with our emerging position as one of the largest market pulp producers in the world, the Company is taking steps to strengthen its Board with individuals who can bring superior experience and help enhance value. We've recruited Per Gundersby, a new nominee, to our Board. Mr. Gundersby has over twenty-five years experience at the most senior levels of the European pulp and paper industry. His knowledge and experience with large capital projects such as the Stendal mill, including as the former head of the international consulting firm, Jaako Poyry, will be very valuable to us as we complete the most significant step in our Company's evolution and growth."

     Mr.  Lee  concluded:

     * "We are disappointed by the apparent opportunistic action of one shareholder to try to take control over a part of the Board at such a critical point in our development and growth. The hedge fund nominees do not appear to have any executive experience in operating public companies, any experience in the pulp and paper industry or any European business experience. Further, the very lucrative short-term remuneration packages being paid to such nominees directly by Greenlight, makes us question whether such nominees' interests will be aligned with other shareholders or only those of one particular minority shareholder who is rewarding them. We remain committed to our core objective of building long-term value and significantly expanding our business and operations by completing the E1.0 billion Stendal pulp mill project."


ABOUT  MERCER  INTERNATIONAL  INC.

     Mercer International Inc. is a European pulp and paper manufacturing company.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause Mercer's actual results in future periods to differ materially from forecasted results. For a list and description of such risks and uncertainties, see Mercer's reports filed with the Securities and Exchange Commission.

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